Financial presentation to accompany management transcript Q2 FY20

Safe harbor and non-GAAP measures This presentation contains statements as to Walmart management's guidance regarding earnings per share, adjusted earnings per share, consolidated net sales growth, Walmart U.S. eCommerce net sales growth, Walmart International net sales growth, consolidated operating income, capital expenditures, expense leverage, Walmart's effective tax rate for the fiscal year ending January 31, 2020, and comparable sales (excluding fuel) for Walmart U.S. and Sam's Club for the 53 weeks ending January 31, 2020. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: • economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates; • currency exchange rate fluctuations, changes in market interest rates and commodity prices; • unemployment levels; competitive pressures; inflation or deflation, generally and in particular product categories; • consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; • consumer enrollment in health and drug insurance programs and such programs' reimbursement rates; • the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies; • the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; • Walmart's ability to successfully integrate acquired businesses, including within the eCommerce space; • Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; • changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates; • customer transaction and average ticket in Walmart's stores and clubs and on its eCommerce platforms; • the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences; • the amount of Walmart's total sales and operating expenses in the various markets in which it operates; • transportation, energy and utility costs and the selling prices of gasoline and diesel fuel; • supply chain disruptions and disruptions in seasonal buying patterns; • consumer acceptance of and response to Walmart's stores, clubs, digital platforms, programs, merchandise offerings and delivery methods; • cyber security events affecting Walmart and related costs; • developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party; • casualty and accident-related costs and insurance costs; • the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs; • changes in accounting estimates or judgments; • the level of public assistance payments; and • natural disasters, public health emergencies, civil disturbances, and terrorist attacks. Such risks, uncertainties and factors also include the risks relating to Walmart’s strategy, operations and performance and the financial, legal, tax, regulatory, compliance, reputational and other risks discussed in Walmart’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. Walmart urges you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this presentation. Walmart cannot assure you that the results reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on Walmart’s operations or financial performance. The forward-looking statements made in this presentation are as of the date of this presentation. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. This presentation includes certain non-GAAP measures as defined under SEC rules, including net sales, revenue, and operating income on a constant currency basis, adjusted EPS, free cash flow and return on investment. Refer to information about the non-GAAP measures contained in this presentation. Additional information as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures can be found in our most recent Form 10-K and our Form 8-K furnished as of the date of this presentation with the SEC, which are available at www.stock.walmart.com. 2

Fiscal Year 2020 Guidance

The following guidance reflects the company's expectations for fiscal year 2020. Assumptions in the guidance include that economic conditions, currency rates and the tax and regulatory landscape in our largest markets remain generally consistent. Additionally, the guidance assumes no further change in fair value of the Company's equity investment in JD.com.

Metric	**Updated** FY20 Guidance	**Original** FY20 Guidance
Consolidated net sales growth	Around 3% in constant currency	At least 3% in constant currency
Comp sales growth	• Walmart U.S.: towards the upper-end of +2.5% to +3%, excluding fuel • Sam's Club: no change	• Walmart U.S.: +2.5 % to +3%, excluding fuel • Sam's Club: around +1%, excluding fuel; around +3%, excluding fuel and tobacco
Walmart U.S. eCommerce net sales growth	No change	Around 35%
Walmart International net sales growth	Between 3% and 4% in constant currency	Around 5% in constant currency
Consolidated Operating Income	• Slight decrease to slight increase, including Flipkart • Increase by a low to mid single-digit percentage range, excluding Flipkart	• Decline by a low single-digit percentage range, including Flipkart • Increase by a low single-digit percentage range, excluding Flipkart
Adjusted EPS[1]	• Slight decrease to slight increase compared with FY19 adjusted EPS, including Flipkart • Increase by a mid to high single-digit percentage range compared with FY19 adjusted EPS, excluding Flipkart • Expectations for the dilution from Flipkart remain unchanged	• Decline by a low single-digit percentage range compared with FY19 adjusted EPS, including Flipkart • Increase by a low to mid single-digit percentage range compared with FY19 adjusted EPS, excluding Flipkart
Effective tax rate	Approximately 26% to 27%	Approximately 26.5% to 27.5%
Expense leverage	At least 20 bps	Approximately 20 bps
Capital expenditures	No change	Approximately $11 billion

Walmart

[1] FY20 GAAP EPS to increase significantly compared to FY19. For FY20, adjusted EPS guidance excludes an unrealized gain of $0.19, net of tax, related to the company's investment in JD.com recorded through the six months ended July 31, 2019.

3

Walmart Inc. 1 1 1 1 (Amounts in millions, except per share data) Q2 $ Δ % Δ YTD $ Δ % Δ Total revenue $ 130,377 $ 2,349 1.8% $ 254,302 $ 3,584 1.4 % Total revenue, constant currency2 131,688 3,660 2.9% 257,466 6,748 2.7 % Net sales 129,388 2,329 1.8% 252,337 3,648 1.5 % Net sales, constant currency2 130,689 3,630 2.9% 255,476 6,787 2.7 % Membership & other income 989 20 2.1% 1,965 (64) (3.2)% Operating income 5,583 (167) (2.9)% 10,528 (376) (3.4)% Operating income, constant currency2 5,612 (138) (2.4)% 10,609 (295) (2.7)% Interest expense, net 585 82 16.3% 1,210 220 22.2 % Other (gains) and losses 85 (4,764) (98.2)% (752) (7,446) NM Consolidated net income attributable to Walmart 3,610 4,471 NM 7,452 6,179 NM EPS 1.26 1.55 NM 2.59 2.16 NM Adjusted EPS2 1.27 (0.02) (1.6)% 2.40 (0.03) (1.2)% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. NM = Not meaningful 4

Walmart Inc. Q2 bps Δ1 YTD bps Δ1 Gross profit rate 24.3% -46 bps 24.3% -37 bps Operating expenses as a percentage of net sales 20.8% -25 bps 20.9% -20 bps Effective tax rate2 25.1% NM 24.7% NM Debt to total capitalization3 NP NP 44.7% 170 bps Return on assets4 NP NP 6.0% 310 bps Return on investment4 NP NP 14.3% 50 bps 1 Basis points change versus prior year comparable period. 2 The effective tax rate decreased compared to the prior year comparable period. The decrease in the effective tax rate was primarily due to the loss on sale of a majority stake in Walmart Brazil and an adjustment in the provisional amount recorded related to Tax Reform recorded in Q2 of fiscal 2019. The provisional measurement period related to Tax Reform ended in the fourth quarter of fiscal 2019. 3 Debt to total capitalization calculated as of July 31, 2019. Increase versus prior comparable period primarily due the issuance of long-term debt in April 2019 for general business operations. Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long-term finance lease obligations. Total capitalization includes debt and total Walmart shareholders' equity. 4 Calculated for the trailing 12 months ended July 31, 2019. For ROI, see press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. NP = not provided NM = not meaningful 5

Walmart Inc. 1 1 (Amounts in millions) Q2 $ Δ % Δ Receivables, net $ 5,382 $ 380 7.6% Inventories 44,134 2,149 5.1% Accounts payable 45,871 2,743 6.4% 1 Change versus prior year comparable period. 6

Walmart Inc. 1 (Amounts in millions) YTD $ Δ Operating cash flow $ 11,185 $ 90 Capital expenditures 4,871 589 Free cash flow2 $ 6,314 (499) 1 1 (Amounts in millions) Q2% Δ YTD % Δ Dividends $ 1,516 (1.2)% $ 3,036 -1.0% Share repurchases3 1,572 20.5% 3,707 101.0% Total $ 3,088 8.8% $ 6,743 37.3% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non- GAAP financial measures. 3 $7.7 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 15 7 million shares in the second quarter of fiscal 2020.

Walmart U.S. (Amounts in millions) Q2 Δ1 YTD Δ1 Net sales $85,200 2.9% $165,544 3.1% Comparable sales2,3 2.8% -170 bps 3.1% -20 bps • Comp transactions4 0.6% -210 bps NP NP • Comp ticket4 2.2% 40 bps NP NP eCommerce impact3 ~140 bps ~40 bps NP NP Gross profit rate Decrease -22 bps Decrease -9 bps Operating expense rate Decrease -29 bps Decrease -19 bps Operating income $4,659 4.0% $8,801 4.7% 1 Change versus prior year comparable period. 2 Comp sales for the 13-week ended July 26, 2019, excluding fuel. 3 The results of new acquisitions are included in our comp sales metrics in the 13th month after acquisition. 4 Beginning with the first quarter of FY20, we updated our definition of traffic as a component of comparable sales to be all sales transactions in our stores as well as for eCommerce.  Traffic will now be called transactions. For comparability, we revised this metric for FY19 and have provided a quarterly summary on our website at http://www.stock.walmart.com. 8

Walmart U.S. - quarterly financial highlights Sales • Comp sales1 increased 2.8%, the 20th consecutive quarter of positive comps. Comp ticket increased 2.2% and comp transactions grew 0.6%. eCommerce sales grew 37% and contributed approximately 140 basis points to segment comp sales growth. Online grocery was a meaningful contributor to eCommerce growth. • On a two-year stacked basis, comp sales were up 7.3%, the strongest growth in more than 10 years. • Sales trends were strong despite weather-related challenges in certain general merchandise categories. Gross profit rate • Gross profit rate was better than expected despite a decline of 22 basis points. Continued price investments, increased seasonal markdowns and the growing mix of eCommerce pressured gross profit but were partially offset by favorable merchandise mix, including strength in private brands, and lower transportation costs. The eCommerce team delivered gross profit rate improvement year over year. Expenses • Operating expenses leveraged 29 basis points. Both the stores and eCommerce teams delivered expense leverage. Physical stores leveraged expenses for the 10th consecutive quarter due to strong productivity improvements, partially offset by growth of eCommerce in the segment. Inventory • Comp store inventory was up 2.5% and total inventory increased 4.0%. This was due in part to increased in-transit inventory, strategic investments in certain categories and increased mirroring of inventory in our eCommerce fulfillment centers. We feel good about the quality of our inventory position. Format growth • We had a net opening of 1 Supercenter and closed 1 Neighborhood Market. We also remodeled over 150 stores. • As of Q2, we had more than 2,700 grocery pickup locations, more than 1,100 stores with same-day grocery delivery and nearly 1,200 pickup towers. 1 Comp sales for the 13-week period ended July 26, 2019, excluding fuel. 9

Walmart U.S. - quarterly merchandise highlights Category Comp Comments Momentum continued in food and consumables with the strongest two- year stacked comp in nearly 10 years. Snack & beverages, fresh 1 foods, pets and paper goods were particularly strong. Customers are Grocery + mid single-digit responding favorably to our pricing strategy, omni-channel offer and enhanced private brands. Comp ticket was affected by slight deflation in food for the quarter and modest inflation in consumables. Pharmacy comp sales increased primarily due to branded drug Health & wellness + mid single-digit inflation and an increase in 90-day script counts. General Home, toys and wireless delivered strong results but were partially merchandise2 + low single-digit offset by softness in weather-sensitive categories like lawn & garden and apparel. 1 Includes food and consumables. 2 General merchandise includes entertainment, toys, hardlines, apparel, home and seasonal. 10

Walmart International Constant Constant 1 1 (Amounts in millions) Reported currency Reported currency Q2 Δ2 Q2 Δ2 YTD1 Δ2 YTD Δ2 Net sales $29,139 (1.1)% $30,440 3.3% $57,914 (3.0)% $61,053 2.2% Gross profit rate Decrease (157) bps NP NP Decrease (164) bps NP NP Operating expense rate Decrease (36) bps NP NP Decrease (32) bps NP NP Operating income $893 (29.6)% $922 (27.3)% $1,631 (35.6)% $1,712 (32.4)% 1 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. NP - Not provided 11

Walmart International - quarterly financial highlights Sales • Positive comp sales in nine of 10 markets, including the four largest markets - Mexico, U.K., Canada and China. The later timing of Easter this year benefited comp sales in Mexico and resulted in positive comp sales in the U.K. • The deconsolidation of Brazil was a headwind for the quarter but was offset by sales from Flipkart. • Currency negatively affected net sales by $1.3 billion. Gross profit • Gross profit rate declined 157 basis points on a reported basis, primarily due to Flipkart. A change in mix towards lower margin categories and price investments were also contributing factors in certain other markets. Expenses • Operating expenses leveraged 36 basis points on a reported basis and 24 basis points in constant currency. Lapping certain store closure charges from the prior year, positive comp sales and cost discipline across multiple markets contributed to the performance. Operating income • Operating income declined 29.6% on a reported basis and declined 27.3% in constant currency, primarily due to Flipkart. ◦ Timing of the Easter holiday positively affected operating income in certain markets. • Changes in currency rates resulted in a $29 million headwind to operating income. Inventory • During the quarter, inventory growth outpaced the sales decline on a reported basis. 12

Walmart International - key market quarterly results Comp3 Gross 1,2 Net Operating Country 3 profit sales income3 Sales Transactions Ticket rate3 Walmex4 4.8% 1.7% 3.1% 6.3% Decrease Increase China 3.0% 0.7% 2.3% 4.7% Decrease Increase Canada 1.2% (1.7)% 2.9% 0.4% Increase Decrease United Kingdom5 0.5% (0.2)% 0.7% 1.3% Decrease Decrease 1 Results are presented on a constant currency basis here and for all key market highlights. Net sales and comp sales are presented on a nominal, calendar basis. 2 eCommerce results are included for each of the markets listed in the table. 3 Change versus prior year comparable period. 4 Walmex includes the consolidated results of Mexico and Central America. 5 Comp sales for the United Kingdom are presented excluding fuel.  13

Walmart International - key market highlights Walmex • Net sales increased 6.3% and comp sales increased 4.8%, led by strength in Mexico. ◦ In Mexico, comp sales increased 5.5% or 12.0% on a two-year stacked basis. ◦ Opened 32 new stores across Mexico and Central America. • Comp sales growth continued to outpace ANTAD1 self-service and clubs; Walmex has now outperformed the market for 18 consecutive quarters. ◦ Increased eCommerce sales in Mexico by 50%. • Gross profit rate declined primarily as a result of margin softness in general merchandise categories and headwinds from logistics. • Operating expense deleveraged under US GAAP, primarily as a result of lapping an economic benefit related to last year's derivative gains. Excluding this item, operating expenses would have leveraged. • Operating income increased slightly as lower gross margins pressured results. China • Net sales increased 4.7% and comp sales increased 3.0%. • Sam's Club delivered double-digit comp sales growth. • Gross profit rate declined as a result of a greater mix of lower margin Sam's Club sales as well as additional price investment in fresh categories. • Operating expense leverage is primarily due to higher sales growth and store cost savings resulting from our “operate for less” program. • Operating income increased primarily as a result of higher sales growth and operating expense leverage. 1 ANTAD - Asociación Nacional de Tiendas de Autoservicio y Departamentales; The National Association of Supermarkets and Department Stores 14

Walmart International - key market highlights Canada • Net sales increased 0.4% and comp sales increased 1.2%. ◦ Comp sales growth benefited from strength in grocery and fresh offset by softer sales in general merchandise and apparel. ◦ The company finalized the sale of Walmart Canada Bank on April 1, 2019, which resulted in a headwind to sales for the quarter of 95 basis points. • Gross profit rate increased primarily as a result of improved margins in weekly shop categories, including food, consumables, and health and wellness, partially offset by the divestiture of Walmart Canada Bank. • Operating expenses grew at a faster rate than net sales for the quarter. Legislative changes to minimum wage requirements pressured operating expenses. • Operating income declined primarily as a result of legislative changes to minimum wage requirements and the sale of Walmart Canada Bank on April 1, 2019. U.K. • Net sales increased 1.3% and comp sales increased 0.5%. ◦ The later timing of Easter this year resulted in positive comp sales. ◦ The uncertainty surrounding Brexit continues to affect customers in this market. ◦ Lapping difficult comparisons from last year, primarily warmer weather. ◦ Sales for online grocery outpaced the market for the quarter, according to Kantar. • Gross profit rate declined primarily as a result of increased fuel sales with lower margins, softness in higher-margin general merchandise and price investments. • Operating expense leverage is primarily the result of cost savings programs. • Operating income declined primarily as a result of the decline in gross profit. • Continue to make progress on strategic priorities with better price competitiveness and shelf availability. 15

Sam's Club With fuel Without fuel1 With fuel Without fuel1 (Amounts in millions) Q2 Δ2 Q2 Δ2 YTD Δ2 YTD Δ2 Net sales $15,049 1.8% $13,451 1.2% $28,879 1.6% $25,904 0.9% Comparable sales3 1.8% (590) bps 1.2% (380) bps 1.5% (500) bps 0.7% (370) bps • Comp transactions NP NP 5.0% (170) bps NP NP NP NP • Comp ticket NP NP (3.8)% (210) bps NP NP NP NP eCommerce impact NP NP ~180 bps ~70 bps NP NP NP NP Gross profit rate Increase 11 bps Increase 5 bps Increase 28 bps Increase 36 bps Membership income NP NP NP 2.8% NP NP NP 1.9% Operating expense rate Decrease (21) bps Decrease (14) bps Decrease (27) bps Decrease (19) bps Operating income $480 19.4% $424 14.9% $931 28.1% $867 27.1% 1 Represents financial information of all non-fuel operations. For the three and six months ended July 31, 2019, fuel sales were $1.6 billion and $3.0 billion and fuel operating income was $56 million and $64 million, respectively. 2 Change versus prior year comparable period. 3 Comp sales for the 13-week ended July 26, 2019. Tobacco sales negatively affected comparable sales by 300 basis points for Q2. NP - Not provided 16

Sam's Club - quarterly financial highlights Sales • Comp sales1 increased 1.2% and comp transactions grew 5.0%. Tobacco negatively affected comp sales by approximately 300 basis points. • eCommerce sales increased approximately 35%. Gross profit • Gross profit rate increased 11 basis points and 5 basis points, with and without fuel, respectively. Higher margins on fuel positively affected gross profit. Without fuel, gross profit rate benefited from a reduction in sales of tobacco and higher co-branded credit card income. These benefits were partially offset by investments in price. Operating expenses • Operating expenses as a percentage of net sales decreased 21 and 14 basis points, with and without fuel, respectively. Operating expense leverage is primarily the result of lower labor-related costs, partially offset by a reduction in sales of tobacco. Membership income • Membership income increased 2.8%. Trends in membership continue to improve. Compared to last year, the total number of members, overall renewal rates and renewal rates for Plus members all increased for the quarter. Inventory • Inventory increased 2.5% primarily due to accelerated buying in certain categories, as well as additional eCommerce fulfillment centers. 1 Comp sales for the 13-week period ended July 26, 2019, excluding fuel. 17

Sam's Club - quarterly category highlights Category Comp Comments Fresh / Freezer / Cooler + mid single-digit Produce and floral, deli and frozen performed well. Grocery and beverage + mid single-digit Snacks, soda, coffee, chips, and candy performed well. Experienced broad-based strength, including paper goods, laundry & home care and pet Consumables + high single-digit supplies. Home and apparel + low single-digit Outdoor living, kitchen electrics, and nursery & gardening performed well. Technology, office and Soft sales of consumer electronics and office supplies were partially offset by improved entertainment - low single-digit sales of mobile phones. Health and wellness + mid single-digit OTC performed well. 18

Non-GAAP measures - ROI We include Return on Assets ("ROA"), which is calculated in accordance with U.S. generally accepted accounting principles ("GAAP") as well as Return on Investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI. ROA was 6.0 percent and 2.9 percent for the trailing twelve months ended July 31, 2019 and 2018, respectively. The increase in ROA was primarily due to the increase in consolidated net income over the trailing twelve months, primarily resulting from lapping the $4.5 billion net loss in fiscal 2019 related to the sale of the majority stake in Walmart Brazil and the restructuring and impairment charges in the fourth quarter of fiscal 2018. ROI was 14.3 percent and 13.8 percent for the trailing twelve months ended July 31, 2019 and 2018, respectively. The increase in ROI was due to the increase in operating income over the trailing twelve months primarily as a result of lapping the restructuring and impairment charges in the fourth quarter of fiscal 2018. The denominator remained relatively flat as the $11.6 billion increase in average total assets due to the Flipkart Acquisition was offset by the decrease in average invested capital resulting from the removal of the eight times rent factor upon adoption of ASU 2016-02, Leases ("ASU 2016-02") since operating lease right of use assets are now included in total assets. We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period. Upon adoption of ASU 2016-02, rent for the trailing 12 months multiplied by a factor of 8 is no longer included in the calculation of ROI on a prospective basis as operating lease assets are now capitalized. For fiscal 2020, lease related assets and associated accumulated amortization are included in the denominator at their carrying amount as of the current balance sheet date, rather than averaged, because they are no longer directly comparable to the prior year calculation which included rent for the trailing 12 months multiplied by a factor of 8. A two-point average will be used for leased assets beginning in fiscal 2021, after one full year from the date of adoption of the new lease standard. Further, beginning prospectively in fiscal 2020, rent expense in the numerator excludes short-term and variable lease costs as these costs are not included in the operating lease right of use asset balance. 19

Non-GAAP measures - ROI cont. Prior to adoption of ASU 2016-02, we defined ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We considered average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of 8, which estimated the hypothetical capitalization of our operating leases. Because the new lease standard was adopted prospectively as of February 1, 2019, our calculation of ROI for the comparable fiscal 2019 period was not recast. Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. As mentioned above, we consider ROA to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. 20

Non-GAAP measures - ROI cont. The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, is as follows: CALCULATION OF RETURN ON ASSETS CALCULATION OF RETURN ON INVESTMENT Trailing Twelve Months Trailing Twelve Months Ended July 31, Ended July 31, (Dollars in millions) 2019 2018 (Dollars in millions) 2019 2018 Numerator Numerator Consolidated net income $ 13,216 $ 5,816 Operating income $ 21,581 $ 20,135 Denominator + Interest income 227 173 Average total assets1 $ 220,462 $ 203,814 + Depreciation and amortization 10,782 10,692 Return on assets (ROA) 6.0% 2.9% + Rent 2,809 3,064 Adjusted operating income $ 35,399 $ 34,064 July 31, Denominator Certain Balance Sheet Data 2019 2018 2017 Average total assets1,2 $ 227,557 $ 203,814 + Average accumulated depreciation Total assets $ 234,861 $ 206,062 $ 201,566 and amortization1,2 86,003 82,413 Leased assets, net 21,188 6,998 NP - Average accounts payable1 44,500 42,759 Total assets without leased assets, net 213,673 199,064 NP - Average accrued liabilities1 21,769 21,266 Accumulated depreciation and amortization 89,813 84,052 80,773 + Rent x 8 N/A 24,512 Accumulated amortization on leased assets 3,686 5,547 NP Average invested capital $ 247,290 $ 246,714 Accumulated depreciation and amortization, without leased assets 86,127 78,505 NP Return on investment (ROI) 14.3% 13.8% Accounts payable 45,871 43,128 42,389 Accrued liabilities 20,691 22,846 19,686 1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2. Average total assets as used in ROA includes the average impact of the adoption of ASU 2016-02. 2 For the twelve months ended July 31, 2019, as a result of adopting ASU 2016-02, average total assets is based on the average of total assets without leased assets, net plus leased assets, net as of July 31, 2019. Average accumulated depreciation and amortization is based on the average of accumulated depreciation and amortization, without leased assets plus accumulated amortization on leased assets as of July 31, 2019. 21 NP = not provided 3 Upon adoption of ASU 2016-02, Leases, a factor of eight times rent is no longer included in the calculation of ROI on a prospective basis as operating lease assets are now recorded on the Consolidated Balance Sheet. 1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2. 2 The average is based on the addition of 'total assets without leased assets, net' at the end of the current period to 'total assets without leased assets, net' at the end of the prior period and dividing by 2, plus 'leased assets, net' at the end of the current period. 3 The average is based on the addition of 'accumulated depreciation and amortization, without leased assets' at the end of the current period to 'accumulated depreciation and amortization, without leased assets' at the end of the prior period and dividing by 2, plus 'accumulated amortization on leased assets' at the end of the current period. NP = not provided

Non-GAAP measures - free cash flow We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $11.2 billion for the six months ended July 31, 2019, which was relatively flat when compared to $11.1 billion for the six months ended July 31, 2018. We generated free cash flow of $6.3 billion for the six months ended July 31, 2019, which declined when compared to $6.8 billion for the twelve months ended July 31, 2018 due primarily to $0.6 billion in increased capital expenditures. Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow. The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities. Six Months Ended July 31, (Dollars in millions) 2019 2018 Net cash provided by operating activities $ 11,185 $ 11,095 Payments for property and equipment (capital expenditures) (4,871) (4,282) Free cash flow $ 6,314 $ 6,813 Net cash used in investing activities1 $ (3,824) $ (4,428) Net cash used in financing activities (5,531) 2,480 1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow. 22

Non-GAAP measures - constant currency

In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.

Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and six months ended July 31, 2019.

	Three Months Ended July 31,				Six Months Ended July 31,			
	2019	Percent Change[1]	2019	Percent Change[1]	2019	Percent Change[1]	2019	Percent Change[1]
(Dollars in millions)	Walmart International		Consolidated		Walmart International		Consolidated	
Total revenues:								
As reported	$ 29,445	-1.1%	$ 130,377	1.8%	$ 58,518	-3.1%	$ 254,302	1.4%
Currency exchange rate fluctuations	1,311	N/A	1,311	N/A	3,164	N/A	3,164	N/A
Constant currency total revenues	$ 30,756	3.3%	$ 131,688	2.9%	$ 61,682	2.1%	$ 257,466	2.7%
Net sales:								
As reported	$ 29,139	-1.1%	$ 129,388	1.8%	$ 57,914	-3.0%	$ 252,337	1.5%
Currency exchange rate fluctuations	1,301	N/A	1,301	N/A	3,139	N/A	3,139	N/A
Constant currency net sales	$ 30,440	3.3%	$ 130,689	2.9%	$ 61,053	2.2%	$ 255,476	2.7%
Operating income:								
As reported	$ 893	-29.6%	$ 5,583	-2.9%	$ 1,631	-35.6%	$ 10,528	-3.4%
Currency exchange rate fluctuations	29	N/A	29	N/A	81	N/A	81	N/A
Constant currency operating income	$ 922	-27.3%	$ 5,612	-2.4%	$ 1,712	-32.4%	$ 10,609	-2.7%

[1] Change versus prior year comparable period.

Walmart

23

Non-GAAP measures - adjusted EPS

Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC's rules because it excludes certain amounts not excluded in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart's core earnings performance and the ability to make a more informed assessment of such core earnings performance.

We have calculated Adjusted EPS for the three months by adjusting EPS for the unrealized gains and losses on the company's equity investment in JD.com. We adjust for these unrealized gains and losses because although the Company's investment in JD.com was a strategic decision for the company's retail operations in China, management's measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Additionally, management does not forecast changes in fair value of its equity investments. Accordingly, management adjusts EPS for the unrealized JD.com investment gains and losses.

	Three Months Ended July 31, 2019			Percent Change[1]	Six Months Ended July 31, 2019			Percent Change[1]
Diluted earnings per share:								
Reported EPS[2]			$ 1.26	NM			$ 2.59	NM
Adjustments:	**Pre-Tax Impact**	**Tax Impact[3]**	**Net Impact**		**Pre-Tax Impact**	**Tax Impact[3]**	**Net Impact**	
Unrealized (gains) and losses on JD.com investment	$ 0.02	$ (0.01)	$ 0.01		$ -0.25	$ 0.06	$ -0.19	
Adjusted EPS[2]			$ 1.27	(1.6)%			$ 2.40	(1.2)%

Walmart

[1] Change versus prior year comparable period.

[2] The reported effective tax rate was 25.1% for the three months ended July 31, 2019. When adjusted for the above items, the effective tax rate was 25.3% for the three months ended July 31, 2019.

[3] Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.

NM = Not meaningful

24

Non-GAAP measures - adjusted EPS As previously disclosed in our second quarter ended July 31, 2018 press release, we have calculated Adjusted EPS for the three months ended July 31, 2018 by adjusting EPS for the following: (1) the loss on sale of the majority stake in Walmart Brazil, (2) an adjustment to the provisional amount recorded in the second quarter of fiscal 2019 related to Tax Reform and (3) unrealized gains and losses on our JD.com investment. The provisional measurement period related to Tax Reform ended in the fourth quarter of fiscal 2019. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months ended July 31, 2018. Three Months Ended July 31, 2018 Six Months Ended July 31, 2018 Diluted earnings per share: Reported net loss per share $ (0.29) $ 0.43 Pre-Tax Tax Net Pre-Tax Tax Net Adjustments: Impact Impact1 Impact Impact Impact1 Impact Loss on sale of majority stake in Walmart Brazil $ 1.61 $ (0.10) $ 1.51 $ 1.61 $ (0.10) $ 1.51 Adjustment to provisional amount for Tax Reform — 0.04 0.04 — (0.01) (0.01) Unrealized (gains) and losses on JD.com investment 0.03 — $ 0.03 0.65 (0.15) $ 0.50 Net adjustments $ 1.58 $ 2.00 Adjusted EPS $ 1.29 $ 2.43 1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction. 25

Additional resources at stock.walmart.com • Unit counts & square footage • Comparable store sales, including and excluding fuel • Revised fiscal 2019 quarterly comp transactions • Terminology 26